PROSPECTUS Dated May 5, 1999                        Pricing Supplement No. 52 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-75289
Dated May 6, 1999                                           Dated March 14, 2000
                                                                  Rule 424(b)(3)

                        Morgan Stanley Dean Witter & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES D
                Euro Floating Rate Senior Bearer Notes Due 2003

                            -----------------------

     We may not redeem these Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due 2003) prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We have applied to the London Stock Exchange Limited for the notes to be admitted on the Official List.

     We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:              Euro 6,850,000

Maturity Date:                 March 28, 2003

Settlement and Issue Date:     March 28, 2000

Interest Accrual Date:         March 28, 2000

Issue Price:                   100%

Specified Currency:            Euro

Redemption Percentage
    at Maturity:               100%

Base Rate:                     EURIBOR

Spread (Plus or Minus):        Plus 0.20% per annum

Spread Multiplier:             N/A

Index Currency:                N/A

Index Maturity:                3 months.  See also "Initial
                               Interest Rate" and "Interest Rate
                               for Final Interest Payment
                               Period" in this pricing supplement

Maximum Interest Rate:         N/A

Minimum Interest Rate:         N/A

Initial Redemption Date:       N/A

Initial Redemption
    Percentage:                N/A

Annual Redemption
    Percentage Reduction:      N/A

Optional Repayment
    Date(s):                   N/A

Interest Payment Dates:        Each March 1, June 1, September 1
                               and December 1, commencing June 1,
                               2000 and on the maturity date;
                               provided that there shall be no
                               interest payment date on March 1,
                               2003

Interest Payment Period:       Quarterly

Initial Interest Rate:         To be determined on the second
                               TARGET Settlement Day prior to the
                               date of issuance based on
                               interpolation between 2-month and
                               3-month EURIBOR for the initial
                               interest payment period

Interest Rate for Final
Interest Payment Period:       To be determined on the second
                               TARGET Settlement Day prior to the
                               interest reset date scheduled to be
                               December 1, 2002 based on
                               interpolation between 3-month and
                               4-month EURIBOR for the final
                               interest payment period scheduled to
                               commence on December 1, 2002

Interest Reset Dates:          Each interest payment date

Interest Reset Periods:        The period from and including the
                               previous interest reset date and to but
                               excluding the immediately succeeding
                               interest reset date.

Business Day:                  New York, TARGET

Calculation Agent:             The Chase Manhattan Bank

Determination Agent:           Morgan Stanley & Co. International Limited

Agent:                         Morgan Stanley & Co. International Limited

Denominations:                 Euro 50,000

Common Code:                   010942888

ISIN:                          XS0109428887


         Terms not defined above have the meanings given to those terms in the accompanying prospectus supplement.

                           MORGAN STANLEY DEAN WITTER